Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191524-01 on Form S-3 of our reports dated February 12, 2016, relating to (1) the consolidated financial statements and financial statement schedules of Kilroy Realty, L.P. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s adoption of Accounting Standards Update No. 2014-08, Reporting Discontinued Operations and Disclosures), and (2) the effectiveness of Kilroy Realty, L.P.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kilroy Realty, L.P and Kilroy Realty Corporation for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
February 12, 2016